Exhibit 10.2

March 4, 2008

Mr. Kim S. Fennebresque

Chairman and Chief Executive Officer

Cowen Group, Inc.

1221 Avenue of the Americas

14th Floor

New York, NY 10020

Dear Mr. Fennebresque:

This letter shall constitute your agreement (“Agreement”) relating to your employment with Cowen Group, Inc. (including any successor entity or its holding company, collectively “Cowen,” or the “Company”), as a Senior Advisor (your “Employment”), effective as of March 4, 2008.  As set forth more fully below, the Agreement shall supersede any and all prior employment agreements and letters relating to your employment with Cowen.

1.             Position, Duties and Responsibilities.

(a)                                  Position and Base Salary.  Commencing upon the date of the Agreement (the “Effective Date”), and continuing until the end of the calendar year of your seventieth (70th) birthday, except as otherwise` specified herein (the “Term”), Cowen shall employ you as a Senior Advisor.  In that capacity, you will be entitled to receive an annual base salary of two hundred fifty thousand dollars ($250,000).

(b)                                 Duties and Responsibilities.  Your duties and responsibilities shall be limited to providing advice and counsel to the Chief Executive Officer of Cowen regarding strategic initiatives and other matters to be mutually agreed upon; provided, however, that your time commitment to Cowen as a Senior Advisor shall not exceed twenty percent (20%) of the average level of bona fide services performed by you on behalf of Cowen during the thirty-six (36) month period immediately preceding the commencement of your service as a Senior Advisor.

(c)                                  Office Space and Administrative Assistant Services.  You shall be entitled to an office of your selection to be paid for by the Company, subject to an annual aggregate cap of seventy five thousand ($75,000.00) dollars.  Such cap shall be subject to an annual increase of seven and three/tenths percent

                                                (7.3%); provided, however, that in no event shall the aggregate annual cost to the Company exceed one hundred seventy five thousand ($175,000.00) dollars.  You shall not enter into a lease of a duration of more than two (2) years without the prior consent of the Company. Further, during the Term, you shall be entitled to the services of an administrative assistant of your choosing, who shall be a salaried employee of the Company, during your service as a Senior Advisor.  To the extent your receipt of the office space benefit and/or the services of an administrative assistant results in the inclusion of income to you, the Company shall pay to you an additional amount such that your receipt of these benefits, after paying any federal, state and local income and employment taxes related to such benefits, shall result in no after-tax expense to you.

(d)                                 Right of Suspension of Benefits.  You shall have the right to suspend your utilization of the office space benefit and the services of an administrative assistant at your discretion and retain the right to re-commence utilization of this benefit at any time during your service as a Senior Advisor; provided, however, that in no event shall your right to this benefit extend beyond your seventieth (70) birthday.  In the event you exercise your right to suspend your utilization of the office space benefit, the Company shall have no obligation to pay for the office space during the suspension period.

(e)                                  Use of Facilities.   You shall have reasonable use of and access to Cowen document processing, technical support and facilities for assistance with speeches, books and other similar projects, the costs of which will be borne the Company.

(f)                                    Car and Driver.  You shall have continued use of the car and driver currently provided to you by the Company through December 31, 2008.  As of that date, you shall have the right to assume the lease obligations as to the car.

(g)                                 Health Benefits.  During your service as Senior Advisor, you, your spouse and your eligible dependents shall continue to receive health and medical benefits, consistent with the same basic terms and conditions then existing and applied to Cowen Managing Directors or their functional equivalents in the event the Company is merged or acquired in a Change in Control.  All such health and medical benefits shall be provided in accordance with the terms and eligibility requirements of their respective plans, but in no event on terms that are less favorable than those then existing and applied to Cowen Managing Directors.  Upon the expiration of your service as a Senior Advisor or upon the event of your seventieth (70th) birthday, whichever is earlier, you, your spouse and your eligible dependents shall have the right to continue to be eligible to participate in the Company’s health and medical benefit plans for the remainder of your lifetime and the lifetime of your spouse, consistent with the same basic terms and conditions then existing and applied to Cowen Managing Directors at that time, to the extent such eligibility is permissible under the health and medical benefit plans in place at the Company at that time.  If you so elect to continue to participate in the Company’s health and medical benefit plans, to the extent such eligibility is permissible under the health and medical benefit plans in place at the Company at that time, you will be responsible for paying the full cost of all premiums associated with such coverage; provided, however, to the extent your participation in the Company’s health and medical benefit plans results in the inclusion of income to you, the Company shall pay to you an additional amount such that your participation in such health and medical benefit plans, after paying any federal, state and local income and employment taxes related to such participation, shall result in no after-tax expense to you.

2.             Policies.  You shall continue to be subject to and comply with Cowen’s Code of Conduct, Conflict of Interest Policy, Employee Investment Policy, customary compliance policies and all other policies, rules and practices applicable to Cowen employees of similar rank and status, as now existing or as subsequently modified or supplemented by Cowen in its sole discretion, except as specified in Paragraph 7 herein and to the extent the applicability of any such policies, rules and practices may be waived or modified by the General Counsel of the Company.

3.             Expenses.  All documented and verified, reasonable and necessary expenses which you incur in connection with the performance of your duties hereunder shall be reimbursed in accordance with Cowen’s general policies.  You must submit proper documentation for each such expense within sixty (60) days after the later of (i) your incurrence of such expense or (ii) your receipt of the invoice for such expense.  The Company will reimburse you for that expense within thirty (30) days after receipt of the documentation.

4.             Termination of Employment.

(a)           Death or disability.  Your Employment as a Senior Advisor shall terminate on your death. If you become disabled, Cowen may terminate your Employment by giving you thirty (30) days written notice of its intention to terminate this Agreement. In such event, your Employment shall be terminated unless you return to full-time performance of your duties within such thirty (30) day period. “Disabled”, as used herein, shall mean “Disability,” as such term is defined in Section 409A of the

Internal Revenue Code of 1986, as amended (“Section 409A”).  Disputes on the issues of disability shall be determined by an impartial, reputable physician agreed upon by the parties or their respective doctors. Upon termination under this Paragraph 6(a), you or your estate shall be entitled to receive only that portion of your Base Salary and any benefits or compensation that have been earned, but unpaid, as of the date of termination.

(b)           Cause.  Nothing herein shall prevent the Board of Directors of Cowen, by way of a majority vote, taken in your absence, from terminating your Employment for Cause. “Cause” shall mean:

(i)                                     fraud, dishonesty, gross negligence or substantial misconduct in the performance of your duties and responsibilities;

(ii)                                  any wrongful act that materially adversely affects the business or reputation of Cowen, including, but without limitation, breach of a fiduciary duty and/or intentional material violations of Cowen policies or any violation of law;

(iii)                               your failure or refusal, after written notice of such failure or refusal has been given to you by the Office of the General Counsel, upon the direction of the Board of Directors, in any material respect, to perform faithfully or diligently, the provisions of this Agreement or the duties of your position, including, by way of example and not of limitation, the failure or refusal to follow instructions reasonably given in the course of employment, or violation of any material duty to Cowen; or

(iv)                              your employment by a “direct competitor” of the Company, as defined in Paragraph 7 herein.

Upon termination of your Employment for Cause, you shall be entitled to receive only your Base Salary and any other benefits or compensation that have been earned or vested in accordance with the terms of the relevant plans, if any, pursuant to which such benefits or compensation were awarded, but unpaid, as of the date of termination.

(c)           Offset.  In the event of termination, Cowen may offset, to the fullest extent permitted by law, any amounts due to Cowen from you, or advanced or loaned to you by Cowen, from any monies owed to you or your estate by reason of your termination.

(d)           Section 409A Compliance.  Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A, no payment that is “deferred compensation” subject to Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of your separation from service (as defined in Section 409A)(or such earlier date as may be permitted by Section 409A). In such event, the payments subject to the six (6)-month delay will be paid in a lump sum on the earliest permissible payment date.

5.             Notice of Retirement, Resignation or Termination of Employment.  During the Term of this Agreement, you will not voluntarily retire, resign or otherwise terminate your Employment as a Senior Advisor without first giving Cowen at least ninety (90) days prior written notice of the effective day of your retirement, resignation or other termination. Such written notice shall be sent, by certified mail, to Cowen Group, Inc., Attn: General Counsel, 1221 Avenue of the Americas, New York, NY 10020.

Cowen retains the right to waive the notice requirement in whole or in part. Cowen may, but shall not be obligated to, provide you with work at any time after such notice is given pursuant to this paragraph and the Cowen may, in its discretion, in respect of all or part of an unexpired period of notice: (i) require you to comply with such conditions as it may specify in relation to transitioning your duties and responsibilities, (ii) assign you other duties or (iii) withdraw any powers vested in, or duties assigned to, you.

6.             Non-Solicitation.

(a)           While employed and for one  year thereafter, you will not, without Cowen’s prior written consent, directly or indirectly, (a) solicit or induce, or cause others to solicit or induce, any employees of Cowen to leave Cowen, or in any way modify their relationship with Cowen (except your current assistant(s)), (b) hire or cause others to hire any employees of Cowen, (c) encourage or assist in the hiring process of any employees of the Cowen or in the modification of any such employee’s relationship with Cowen, or cause others to participate, encourage or assist in the hiring process of any employees of Cowen.

(b)           In addition, while employed and for one  year thereafter, you agree you will not, directly or indirectly solicit the trade or patronage of any clients or customers or any prospective clients or customers of Cowen with respect to any products, services or other matters in which Cowen is active.

7.             Non-Competition.  During your Employment as a Senior Advisor, you shall be prohibited from any affiliation with a direct competitor of Cowen while serving as a Senior Advisor without the prior written consent of the Board of Directors of Cowen, which consent shall not be unreasonably withheld.  In the event the Board of Directors of Cowen declines to consent to your affiliation with a direct competitor and you thereafter resign as a Senior Advisor at that time, your service as a Senior Advisor shall terminate for all purposes as of the date of your resignation and you shall have no right of suspension pursuant to Paragraph 1(d) herein with respect to any benefits otherwise provided to you  hereunder.  For purposes of this provision, the term “direct competitor” of Cowen shall mean investment banking firms engaged in both serving the same sectors as Cowen and providing similar products and services in Equity Research, Equity Sales & Trading, and Investment Banking.

8.             Non-Disclosure of Confidential Information.  You will not at any time, whether during your Employment or following the termination or expiration of your Employment, for any reason whatsoever, and forever hereafter, directly or indirectly disclose or furnish to any firm, corporation or person, except as otherwise required by law, any confidential or proprietary information of Cowen with respect to any respect of its operations or affairs. “Confidential or proprietary information” shall mean information generally unknown to the public to which you gain access by reason of your employment by Cowen and includes, but is not limited to, information relating to all present or potential customers, business and marketing plans, sales, trading and financial data and strategies, salaries and employment benefits, and operational costs. This provision survives the expiration of the term of this Agreement.

9.             Return of Company Property and Company Work Product.  All records, files, memoranda, reports, customer information, client lists, documents, equipment, and the like, relating to the business of Cowen which you prepared or came into contact with while you were an employee of Cowen, shall remain the sole property of Cowen. You agree that on request by Cowen, and in any event upon the termination of your Employment, you shall turn over to Cowen all documents, papers, or other material in your possession and under your control which may contain or be derived from confidential information, together with all documents, notes, or other work product which is connected with or derived from your services to Cowen whether or not such material is in your possession. You agree you shall have no proprietary interest in any work product developed or used by you and arising out of employment by Cowen. This provision survives the expiration of the term of this Agreement.

10.           Remedies and Rights to Injunctive Relief.  In the event of a breach by you of your obligation under this Agreement, Cowen, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. You acknowledge that Cowen shall suffer irreparable harm in the event of a breach or prospective breach of Paragraphs 5, 6, 7, 8 and 9 hereof and monetary damages would not be adequate compensation. Accordingly, Cowen shall be entitled to seek injunctive relief in any federal or state court of competent jurisdiction located in New York County. You waive the defense that a remedy at law would be adequate. You further agree that Cowen and its affiliates shall be entitled to recover all costs and expenses (including attorney’s fees) incurred in connection with the enforcement of Cowen’s rights under this Agreement.

11.           Arbitration.

(a)           Both parties agree that all controversies that may arise out of this Agreement, or arising out of your employment with, or termination of employment from, Cowen shall be determined by arbitration in accordance with the Federal Arbitration Act to the fullest extent permitted by law.  That arbitration shall be commenced and conducted through the American Arbitration Association (“AAA”) before a single arbitrator, in accordance with the rules and procedures of the AAA Employment Arbitration Rules and Mediation.  By agreeing to arbitrate, you understand that you are waiving your right to a trial by a jury.  The cost of such proceedings, including all filing and session fees, and all attorneys’ fees, shall be assessed in accordance with the AAA Rules or as otherwise determined by the arbitrator.

(b)           The arbitrators shall not have authority to amend, alter, modify, add to or subtract from the provisions hereof. The award of the arbitrators, in addition to granting the relief prescribed above and such other relief as the arbitrators may deem proper, may contain provisions commanding or restraining acts or conduct of the parties or their representatives and may further provide for the arbitrators to retain jurisdiction over this Agreement and the enforcement thereof. If either party shall deliberately default in appearing before the arbitrators, the arbitrators are empowered, nonetheless, to take the proof of the party appearing and render an award thereon.

(c)           Following a Change in Control, you shall be entitled to reimbursement for all reasonable attorneys’ fees and expenses in connection with any dispute proceedings to the extent the arbitrator determines that you are entitled to such reimbursement.

12.           Notices.  Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may designate in writing.

To:	To:
Mr. Kim S. Fennebresque	Cowen Group, Inc.
800 Park Avenue	General Counsel
New York, NY 10021	1221 Avenue of the Americas
And	New York, NY 10020
Cowen Group, Inc. 1221 Avenue of the Americas New York, NY 10020

Any notice delivered personally under this Paragraph shall be deemed given on the date delivered, and any notice set by certified mail, postage prepaid, return receipt requested, shall be deemed given on the dated mailed.

13.           Severability.  Should any provision herein be rendered or declared legally invalid or unenforceable by a court of competent jurisdiction or by the decision of an authorized governmental agency, such invalidation of such part shall not invalidate the remaining portions thereof.

14.           Other Agreements.  You represent and warrant that you are not a party to any agreement or bound by an obligation which would prohibit you from accepting and agreeing hereto or fully performing the obligations hereunder.

15.           Complete Agreement.  The provisions herein contain the entire agreement and understanding of the parties and fully supersede any and all prior agreements or understandings between them pertaining to the subject matter hereof, including the Prior Agreement. There have been no representations, inducements, promises or agreements of any kind which have been made by either party, or by any person acting on behalf of either party, which are not embodied herein. The provisions hereof may not be changed or altered except in writing duly executed by you and a duly authorized agent of Cowen.

16.           No Rule of Strict Construction.  The language contained herein shall be deemed to be that approved by all parties hereto and no rules of strict construction shall be applied against any party hereto.

17.           Applicable Law.  The interpretation and application of the terms herein shall be governed by the laws of the State of New York without regard to principles of conflict of laws.

18.           No Waiver.  Any failure by either party to exercise its rights to terminate this Agreement or to enforce any of its provisions shall not prejudice such party’s rights of termination or enforcement for any subsequent or further violations or defaults by the other party.

19.           Titles.  Titles to the paragraphs in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any paragraph.

20.           Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

21.           Section 409A.  This Agreement is intended to comply with the requirements of Section 409A and shall be interpreted accordingly. In the event that any provision of this Agreement would or may cause this Agreement to fail to comply with Section 409A, such provision may be deemed null and void and you and the Company agree to amend or restructure this Agreement, to the extent necessary and appropriate to avoid adverse tax consequences under Section 409A.

22.           Successors and Assigns.  This Agreement shall inure to the benefit of, and shall be binding upon your heirs, executors, administrators, successors and legal representatives and shall inure to the benefit of, and be binding upon Cowen and its successors and assigns. You shall not assign, delegate, sub-delegate, transfer, pledge, encumber, hypothecate, or otherwise dispose of this Agreement, or any rights, obligations or duties hereunder, and any such attempted delegation or disposition shall be null and void and without any force or effect; provided, however, that nothing contained herein shall prevent you from designating beneficiaries for insurance, death or retirement benefits.

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If you agree to the terms set forth in this Agreement please acknowledge your agreement by signing the signature line set forth below.

Sincerely,

COWEN GROUP, INC.

By:		/s/ John E. Toffolon, Jr.
John E. Toffolon, Jr
Lead Director
Board of Directors
Cowen Group, Inc.

AGREED AND ACCEPTED

Signed:	/s/ Kim S. Fennebresque
Kim S. Fennebresque

Date:	March 4, 2008